Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this "Amendment") is entered into as of May 1st, 2015 (the "Effective Date") by and between CREF ASPEN LAKE BUILDING II, LLC, a Texas limited liability company (the "Landlord"), as landlord, and Q2 SOFTWARE INC. D/B/A Q2, a Delaware corporation (the "Tenant"), as tenant, with reference to the following facts:
RECITALS
WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated July 18, 2014 (the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space which the parties stipulate is comprised of 69,936 square feet of Rentable Area (the "Premises") described as Suite 400 on the 3rd and 4th floor of the building located at 13785 Research Boulevard, Austin, Williamson County, TX 78750 and commonly known as Aspen Lake (the "Building").
WHEREAS, Landlord and Tenant desire to amend the Lease on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.Defined Terms and References. The recitals set forth above are herein incorporated by reference and agreed to by Landlord and Tenant. All capitalized terms used herein that are not defined herein but are defined in the Lease shall have the same meanings herein as in the Lease.

2.Expansion of Premises and Term. Subject to the terms of the Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the First Expansion Premises (as defined below) and the Second Expansion Premises (as defined below. Landlord shall have no liability for a failure to delivery possession of the First Expansion Premises or the Second Expansion Premises due to any reason beyond Landlord's control, except as specifically set forth herein.

(a)"First Expansion Premises" shall mean those certain premises shown on the drawings attached hereto as Exhibit A, located within the Building. The First Expansion Premises contain approximately 34,057 square feet of Rentable Area. "Second Expansion Premises" shall mean those certain premises shown on the drawings attached hereto as Exhibit A, located within the Building. The Second Expansion Premises contain approximately 24,997 square feet of Rentable Area.

(b)The Term with respect to the First Expansion Premises shall commence (the "First Expansion Commencement Date" or "FECD") on May 1, 2016, and shall expire on the expiration of the one hundred forty-fourth (144th) month following the FECD. Effective as of the First Expansion Commencement Date, the term "Premises" is hereby revised to include the First Expansion Premises for all purposes set forth in the Lease, except as expressly provided in this Amendment. Tenant shall have the right, upon prior notice to Landlord and only in the event the Completion Date for the Tenant Work in the First Expansion Premises has already occurred, to occupy the First Expansion Premises prior to the FECD. Such occupancy shall be subject to the terms and conditions of this Lease and Tenant shall be required to pay Additional Rent with respect to the First Expansion Premises, but shall not be required to pay Base Rent for the First Expansion Premises until the First Expansion Commencement Date.

(c)The Term with respect to the Second Expansion Premises shall commence (the "Second Expansion Commencement Date" or "SECD") on January 1, 2017, and shall expire on the expiration of the one hundred thirty-sixth (136th) month following the SECD. Effective as of the Second Expansion Commencement Date, the term "Premises" is hereby revised to include the Second Expansion Premises for all purposes set forth in the Lease, except as expressly provided in this Amendment.

(d)The initial term for the initial Premises is hereby extended for a period (the “Stub Period”) from the original Expiration Date (January 31, 2026) so that it is co-terminus with the Term for the First Expansion Premises and the Second Expansion Premises, such that the Expiration Date for the initial Premises, the First Expansion Premises and the Second Expansion Premises is April 30, 2028. Landlord and Tenant agree that they may have to amend this Lease to re-calibrate the Term and Base Rent calculations to account for actual commencement times.

3.Base Rent

(a)In addition to the Base Rent payable for the initial Premises and the Second Expansion Premises, Base Rent under the Lease for the First Expansion Premises shall be as follows:

Time Period	Rate per Square Foot of Rentable Area	Annual Base Rent	Monthly Installment
05/01/16-09/30/16	$21.80	$742,442.60	$61,870.22
10/01/16-09/30/17	$22.34	$760,833.38	$63,402.79
10/01/17-09/30/18	$22.89	$779,564.73	$64,963.73
10/01/18-09/30/19	$23.45	$798,636.35	$66,553.05
10/01/19-09/30/20	$24.03	$818,389.71	$68,199.15
10/01/20-09/30/21	$24.62	$838,483.34	$69,873.61
10/01/21-09/30/22	$25.23	$859,258.11	$71,604.84
10/01/22-09/30/23	$25.85	$880,373.45	$73,364.45
10/01/23-09/30/24	$26.49	$902,169.93	$75,180.83
10/01/24-09/30/25	$27.14	$924,306.98	$77,025.58
10/01/25-09/30/26	$27.81	$947,125.17	$78,927.10
10/01/26-09/30/27	$28.50	$970,624.50	$80,885.98
10/01/27-04/30/28	$29.20	$988,334.14	$82,361.18

(b)In addition to the Base Rent payable for the initial Premises and the First Expansion Premises, Base Rent under the Lease for the Second Expansion Premises shall be as follows:

Time Period	Rate per Square Foot of Rentable Area	Annual Base Rent	Monthly Installment
01/01/17-09/30/17	$22.34	$558,432.98	$46,536.08
10/01/17-09/30/18	$22.89	$572,181.33	$47,681.78
10/01/18-09/30/19	$23.45	$586,179.65	$48,848.30
10/01/19-09/30/20	$24.03	$600,677.91	$50,056.49
10/01/20-09/30/21	$24.62	$615,426.14	$51,285.52
10/01/21-09/30/22	$25.23	$630,674.31	$52,555.19
10/01/22-09/30/23	$25.85	$646,172.45	$53,847.70
10/01/23-09/30/24	$26.49	$662,170.53	$55,180.88
10/01/24-09/30/25	$27.14	$678,418.58	$56,534.88
10/01/25-09/30/26	$27.81	$695,166.57	$57,930.55
10/01/26-09/30/27	$28.50	$712,414.50	$59,367.88
10/01/27-04/30/28	$29.20	$729,912.40	$60,826.03

(c)In addition to the Base Rent payable for the First Expansion Premises and the Second Expansion Premises, Base Rent under the Lease for the initial Premises during the Stub Period shall be as follows:

Time Period	Rate per Square Foot of Rentable Area	Annual Base Rent	Monthly Installment
02/21/26-09/30/27	$28.15	$1,968,698.40	$164,058.20
10/01/27-04/30/28	$28.85	$2,017,653.60	$168,137.80

4.Tenant’s Pro Rata Share.

(a)The aggregate Rentable Area of the Building has adjusted to 128,990 square feet. Exhibit C of the original Lease is hereby amended to provide that Tenant’s Proportionate Share shall be equal to (i) forty-two and five hundred eighty-nine thousandths percent (42.589%) on the Phase 1 Commencement Date and (ii) fifty-four and two hundred eighteen thousandths percent (54.218%) on the Phase 2 Commencement Date.

(b)Effective as of the FECD (or earlier in case of early occupancy of the First Expansion Premises), Tenant’s Proportionate Share as set forth in the Lease shall be eighty and six hundred twenty thousandths percent (80.620%) for all purposes under the Lease.

(c)Effective as of the SECD, Tenant’s Proportionate Share as set forth in the Lease shall be 100% for all purposes under the Lease.

5.Tenant Work; Allowances, As Is.

(a)Exhibit D to the original Lease provides that the Contractor for the Tenant Work shall be Harvey Cleary. Exhibit D is hereby amended to provide that Landlord will bid the construction of the Tenant Work for the Phase 1 Premises and the Phase 2 Premises to three separate general contractors, namely: Harvey Cleary, Trimbuilt, and Burt Watts. Tenant and Landlord will work together to mutually agree upon the Contractor. If they are unable to agree, Landlord shall select the qualified contractor with the lowest bid as the “Contractor” for constructing the Tenant Work in the Phase 1 Premises and the Phase 2 Premises. Landlord and Tenant will later bid the Tenant Work for the remainder of the Premises to three (3) mutually agreeable contractors to be the “Contractor” for such Tenant Work. The last paragraph of Article V to Exhibit D to the Lease is hereby deleted. There will be no construction of the Tenant Work by such Contractor during construction of the Building Shell, except as expressly set forth herein. The Phase 1 Premises will be made available to the Contractor for construction of Tenant Work upon receipt of a certificate of occupancy or Certificate of Compliance (temporary to be sufficient) for the Building Shell (the “Landlord Delivery Date”). Landlord shall notify Tenant sixty (60) days in advance of the date Landlord anticipates will be the Landlord Delivery Date (the “Landlord Anticipated Delivery Notice”). Following such notice, and subject to obtaining all necessary governmental approvals, the issuance of which Landlord and Tenant each agree to diligently pursue, and subject to the approval of Landlord and the contractor for the Building Shell, which shall not be unreasonably withheld, Tenant may request that Landlord cause the Contractor to commence construction of the Tenant Work within the Phase 1 Premises. If Tenant does not make such election, the Phase 1 Commencement Date shall be October 1, 2015, unless the Landlord Delivery Date has not then occurred, in which case the Phase 1 Commencement Date shall be the Landlord Delivery Date. If Tenant does elect for such early access, the Phase 1 Commencement Date shall be the later of (i) October 1, 2015, or (ii) 60 days following the date of Landlord’s Anticipated Delivery Notice, and the lease termination right set forth in Section 8.1 of Exhibit D to the Lease for delivery not occurring by February 16, 2016 shall be of no further force and effect.

(b)On the FECD, the First Expansion Premises (including the Tenant Work therein) shall be delivered to Tenant, and Tenant shall accept the same, in its condition as of the FECD. On the SECD, the Second Expansion Premises (including the Tenant Work therein) shall be delivered to Tenant, and Tenant shall accept the same, in its condition as of the SECD.

(c)Tenant acknowledges that no representations as to the repair of the First Expansion Premises, Second Expansion Premises or the Project, nor promises to alter, remodel, or improve the First Expansion Premises, the Second Expansion Premises have been made by Landlord, except as expressly set forth in this Lease.

(d)Landlord shall construct Tenant Work in the First Expansion Premises and the Second Expansion Premises, all in accordance with Exhibit D attached to the original Lease; provided, that the following shall be applicable to the Tenant Work in the First Expansion Premises and the Second Expansion Premises: (i) the Space Plan shall be due within ninety (90) days of the Effective Date of this Amendment, (ii) the Allowance under this Amendment shall be $45.00 per square foot of Rentable Area in the First Expansion Premises and the Second Expansion Premises and (iii) the provisions of Section 8.1 shall not apply to the Tenant Work in the First Expansion Premises and the Second Expansion Premises. Also, if Tenant elects to build out any portion of the second (2nd) floor prior to the SECD, the cost of the required multi-tenant corridor shall be deducted from the Allowance.

6.Right of First Refusal. Section 2 of Exhibit J to the Lease is hereby deleted in its entirety.

7.Renewal Option. The Renewal Option contained in Section 1 of Exhibit J to the Lease, including all conditions of exercise, shall be applicable to the Premises (except the Renewal Term shall be equal to one (1) additional period of ten (10) years), as expanded by the First Expansion Premises and the Second Expansion Premises, exercisable at the end of the Term, as extended by this Amendment.

8.Construction of Tenant Work in the Premises. The fourth from the final sentence and third from the final sentence of Section 8.1 of Exhibit D to the original Lease are hereby deleted in their entirety and replaced with the following (with the remaining portions of Section 8.1 remaining the same):

“Notwithstanding the foregoing, if Landlord has not delivered the Landlord Anticipated Delivery Notice until after August 2, 2015 (such date to be extended for each day of force majeure delay, [but not including Landlord’s inability to obtain a certificate of occupancy or Certificate of Compliance, unless such inability is related to a Tenant Delay] or Tenant Delay), then Landlord shall be liable, as Tenant’s sole and exclusive remedy, for a day-for-day abatement of Base Rent and Operating Expenses with respect to all of the Phase 1 Premises. If the Landlord Delivery Date has not occurred by February 16, 2016 (such date to be extended for each day of force majeure delay [but not including Landlord’s inability to obtain a certificate of occupancy or Certificate of Compliance, unless such inability is related to a Tenant Delay]or Tenant Delay), then Tenant shall have the right to terminate this Lease within ten (10) days of such date.”
9.Parking. Tenant shall, upon each of the FECD and the SECD, have Parking Permits for such space at a ratio of 4.39 permits per 1,000 square feet of Rentable Area in the applicable Expansion Premises (subject to reduction on a space for space basis due to Tenant’s covered parking requirements). Additionally, Section 3 of Exhibit I to the original Lease is hereby amended such that Landlord shall pay for the cost of construction of the Covered Space Parking Permits described therein and that the overall parking ratio for the entire Premises as described in Section 1 of Exhibit I to the Lease is amended to be equal to 4.39 permits per 1,000 square feet of Rentable Area in the Premises.

10.Additional Security. Upon the Effective Date, Tenant shall increase the Letter of Credit in favor of Landlord pursuant to Section 2.4 of the Lease up to One Million Three Hundred Fifteen Thousand and NO/100 Dollars ($1,315,000.00). The second sentence of Section 2.4 to the Lease is hereby amended to read as follows: “As long as there is no Event of Default, the amount of Letter of Credit, or minimum required balance of the Cash Account required hereunder shall be reduced to (i) $875,000.00 on the day after the expiration of the forty-eighth (48th) calendar month following the Commencement Date, (ii) $438,000.00 on the day after the expiration of the eighty-fourth (84th) calendar month following the Commencement Date, at which amount it will remain until the expiration of the Term (collectively, the “Reduction Schedule”).”

11.Broker. Landlord has agreed to pay to Crimson Services, LLC and AQUILA Commercial, LLC (“Landlord’s Broker”) and to Colliers International (“Tenant’s Broker”) real estate brokerage commissions as set forth in separate commission agreements between Landlord and Landlord’s Broker and Landlord and Tenant’s Broker, respectively. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.

12.No Claims. As of the date hereof and except as set forth in this Amendment, to Tenant’s actual knowledge, (a) Tenant has no pending claims, demands, counterclaims, defenses,

allowances, adjustments or offsets arising out of or in any way related to the Lease or arising out of any document, writing, or instrument executed in connection therewith or herewith, and (b) Tenant is not aware of any existing default by Landlord under any of the terms or provisions of the Lease.

13.Entire Agreement. This Amendment supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Amendment. The Lease and this Amendment constitute the entire agreement of the parties with respect to the subject matter of the Lease and this Amendment. There are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Amendment or the Lease, except as set forth in this Amendment or the Lease. It is likewise agreed that the Lease and this Amendment may not be altered, amended, modified or extended except by an instrument in writing signed by both Landlord and Tenant.

14.Authority. Tenant represents unto Landlord that: (a) Tenant is a duly organized and validly existing Delaware limited liability company in good standing under the laws of the State of Texas, (b) Tenant has the full right and authority to execute, deliver and perform this Amendment and the execution and delivery of this Amendment by the Tenant does not require the consent of any other person or entity (including, without limitation, any lender); (c) the person executing this Amendment on behalf of Tenant is authorized to do so; and (d) this Amendment, when executed and delivered by Tenant and Landlord, will constitute the valid and binding agreement of Tenant, enforceable against Tenant in accordance with its terms. Landlord represents unto Tenant that: (a) Landlord is a duly organized and validly existing Texas limited liability company in good standing under the laws of the State of Texas, (b) Landlord has the full right and authority to execute, deliver and perform this Amendment and the execution and delivery of this Amendment by the Landlord does not require the consent of any other person or entity (including, without limitation, any lender); (c) the person executing this Amendment on behalf of Landlord is authorized to do so; and (d) this Amendment, when executed and delivered by Tenant and Landlord, will constitute the valid and binding agreement Landlord, enforceable against Landlord in accordance with its terms.

15.Status of Lease. The Lease, as amended by this Amendment, is in full force and effect and is binding upon and enforceable by Landlord and Tenant in accordance with its terms. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions in this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall become effective only after the full execution and delivery hereof by Landlord and Tenant. From and after the date hereof, the term “Lease” as used in the Lease shall refer to the Lease, as amended by this Amendment.

16.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereof have executed this Amendment as of the Effective Date.
LANDLORD:

CREF ASPEN LAKE BUILDING II, LLC,
a Texas limited liability company

By:    Crimson Real Estate Fund, LP,
a Delaware limited partnership,
its sole member

By:    Crimson Fund GP, LLC, a Delaware
limited liability company, its general
partner

By: /s/ C. Dean Patriney
Name: C. Dean Patriney
Title: President

TENANT:

Q2 SOFTWARE INC. D/B/A Q2,
a Delaware corporation

By:    /s/ Jennifer Harris
Name:    Jennifer Harris
Title:    Chief Financial Officer
Date:    4-23-2015